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         THE DATE OF THIS FREE WRITING PROSPECTUS IS NOVEMBER 21, 2006.

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

     The depositor has filed a registration statement (including a prospectus)
with the SEC (SEC File No. 333-129844) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.
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LBUBS 06-C7

Settlement           12/05/06
Dated Date           11/11/06
1st Payment          12/15/06

                                                                Coupon                Interest
                  S&P          Fitch                            Type                  Accrual Basis        Rated Final        Sub %
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A1                AAA          AAA          Public              Fixed                 30/360                    Nov-38      30.000%
A2                AAA          AAA          Public              Fixed                 30/360                    Nov-38      30.000%
AAB               AAA          AAA          Public              Fixed                 30/360                    Nov-38      30.000%
A3                AAA          AAA          Public              Fixed                 30/360                    Nov-38      30.000%
A1A               AAA          AAA          Public              Fixed                 30/360                    Nov-38      30.000%
AM                AAA          AAA          Public              Fixed                 30/360                    Nov-38      20.000%
AJ                AAA          AAA          Public              Fixed                 30/360                    Nov-38      10.250%
B                 AA+          AA+          Public              Fixed                 30/360                    Nov-38       9.500%
C                 AA           AA           Public              Fixed                 30/360                    Nov-38       8.500%
D                 AA-          AA-          Public              Fixed (WAC Cap)       30/360                    Nov-38       7.500%
E                 A+           A+           Public              Fixed (WAC Cap)       30/360                    Nov-38       6.625%
F                 A            A            Public              Fixed (WAC Cap)       30/360                    Nov-38       5.750%
XCL               AAA          AAA          Private/144A        Variable IO           30/360                    Nov-38          N/A
XCP               AAA          AAA          Public              Variable IO           30/360                    Nov-38          N/A
XW                AAA          AAA          Private/144A        Variable IO           30/360                    Nov-38          N/A
G                 A-           A-           Private/144A        Fixed (WAC Cap)       30/360                    Nov-38       4.875%
H                 BBB+         BBB+         Private/144A        WAC - 0.39%           30/360                    Nov-38       3.875%
J                 BBB          BBB          Private/144A        WAC - 0.26%           30/360                    Nov-38       3.000%
K                 BBB-         BBB-         Private/144A        WAC - 0.07%           30/360                    Nov-38       2.125%
L                 BB+          BB+          Private/144A        Fixed                 30/360                    Nov-38       1.875%
M                 BB           BB           Private/144A        Fixed                 30/360                    Nov-38       1.750%
N                 BB-          BB-          Private/144A        Fixed                 30/360                    Nov-38       1.375%
P                 B+           B+           Private/144A        Fixed                 30/360                    Nov-38       1.250%
Q                 B            B            Private/144A        Fixed                 30/360                    Nov-38       1.125%
S                 B-           B-           Private/144A        Fixed                 30/360                    Nov-38       1.000%
T                 NR           NR           Private/144A        Fixed                 30/360                    Nov-38          N/A

Initial                                   %
 Coupon                    Size        of Deal            Window          Avg Life           Px              Yield           Accrued
-------------------------------------------------------------------------------------------------------- ---------------------------

5.27900           40,000,000.00          1.3%        12/06-08/11              3.19        100.49940        5.14050        140,773.33
5.30000          624,000,000.00         20.7%        08/11-11/11              4.89        100.49825        5.22680      2,204,800.00
5.31700           54,000,000.00          1.8%        11/11-12/15              7.12        100.49930        5.27960        191,412.00
5.34700          968,137,000.00         32.1%        12/15-10/16              9.77        100.49597        5.33240      3,451,085.69
5.33500          427,623,000.00         14.2%        12/06-10/16              8.39        100.49965        5.30920      1,520,912.47
5.37800          301,966,000.00         10.0%        10/16-10/16              9.86        100.49934        5.36400      1,082,648.77
5.40700          294,417,000.00          9.8%        10/16-11/16              9.89        100.49336        5.39450      1,061,275.15
5.44700           22,647,000.00          0.7%        11/16-11/16              9.94        100.49328        5.43550         82,238.81
5.47700           30,197,000.00          1.0%        11/16-11/16              9.94        100.49731        5.46550        110,259.31
5.49600           30,197,000.00          1.0%        11/16-11/16              9.94        100.49234        5.48550        110,641.81
5.51600           26,422,000.00          0.9%        11/16-11/16              9.94        100.49505        5.50550         97,162.50
5.54600           26,422,000.00          0.9%        11/16-11/16              9.94        100.49912        5.53550         97,690.94
0.06496          905,897,562.00                      12/06-11/21              8.52          1.76765        7.15700         39,232.10
0.69166          856,119,600.00                      11/07-11/13              5.32          3.51809        5.24210        394,762.43
0.71862        2,113,760,977.00                      12/06-11/21              8.52          5.08738        6.32720      1,012,653.91
5.62400           26,422,000.00          0.9%        11/16-11/16              9.94        100.49483        5.61550         99,064.89
5.68886           30,196,000.00          1.0%        11/16-11/16              9.94        100.48471        5.75550        114,520.59
5.81886           26,422,000.00          0.9%        11/16-11/16              9.94        100.50361        5.88550        102,497.32
6.00886           26,422,000.00          0.9%        11/16-11/16              9.94        100.45860        6.08550        105,844.11
5.09400            7,549,000.00          0.2%        11/16-11/16              9.94         85.42446        7.24400         25,636.40
5.09400            3,775,000.00          0.1%        11/16-11/16              9.94         83.26216        7.59400         12,819.90
5.09400           11,324,000.00          0.4%        11/16-11/16              9.94         72.14756        9.59400         38,456.30
5.09400            3,774,000.00          0.1%        11/16-11/16              9.94         66.83808       10.69400         12,816.50
5.09400            3,775,000.00          0.1%        11/16-11/16              9.94         62.44294       11.69400         12,819.90
5.09400            3,774,000.00          0.1%        11/16-08/18             10.48         57.35166       12.69590         12,816.50
5.09400           30,197,539.00          1.0%        08/18-11/21             14.70         30.08169       20.50000        102,550.84

Call provision: 1% of Original balance

Interest Reserve is 1 day's interest at the Gross Rate for all act/360 loans except for 1211 Ave of Americas which reserve 1 day's interest at the Gross Rate less act/360 equivalent of 0.01%. For Keybank's loans, Interest Reserve is 1 day's interest at the Net Rate.

Penalties allocated to Classes A1 through K using base interest fraction. 50% of remaining penalties to XW and 50% to XCP/XCL. Within XCL/XCP, on and prior to
11/2010, 85%/15% to XCL/XCP. Thereafter, 100% of to XCL.

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THE INFORMATION IN THIS FREE WRITING PROSPECTUS SUPERSEDES THE INFORMATION IN
ANY PRIOR VERSIONS HEREOF AND WILL BE SUPERSEDED BY THE INFORMATION IN ANY
SUBSEQUENT FREE WRITING PROSPECTUSES PRIOR TO THE TIME OF SALE. THIS FREE
WRITING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITY OTHER THAN THE OFFERED CERTIFICATES, NOR DOES IT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE
OFFERED CERTIFICATES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL
TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. THIS FREE WRITING
PROSPECTUS WAS PREPARED ON THE BASIS OF CERTAIN ASSUMPTIONS (INCLUDING, IN
CERTAIN CASES, ASSUMPTIONS SPECIFIED BY THE RECIPIENT HEREOF) REGARDING
PAYMENTS, INTEREST RATES, WEIGHTED AVERAGE LIVES AND WEIGHTED AVERAGE LOAN AGE,
LOSS, SPREADS, MARKET AVAILABILITY AND OTHER MATTERS. THE ACTUAL AMOUNT, RATE OR
TIMING OF PAYMENTS ON ANY OF THE UNDERLYING ASSETS MAY BE DIFFERENT, AND
SOMETIMES MATERIALLY DIFFERENT THAN ANTICIPATED, AND THEREFORE THE PRICING,
PAYMENT OR YIELD INFORMATION REGARDING THE CERTIFICATES MAY BE DIFFERENT FROM
THE INFORMATION PROVIDED HEREIN. THERE CAN BE NO ASSURANCE THAT ACTUAL PRICING
WILL BE COMPLETED AT THE INDICATED VALUE(S). IN ADDITION, PRICING OF THE
CERTIFICATES MAY VARY SIGNIFICANTLY FROM THE INFORMATION CONTAINED IN THIS FREE
WRITING PROSPECTUS AS A RESULT OF VARIOUS FACTORS, INCLUDING, WITHOUT
LIMITATION, PREVAILING CREDIT SPREADS, MARKET POSITIONING, FINANCING COSTS,
HEDGING COSTS AND RISK AND USE OF CAPITAL AND PROFIT. THE PRICING ESTIMATES
CONTAINED HEREIN MAY VARY DURING THE COURSE OF ANY PARTICULAR DAY AND FROM DAY
TO DAY. YOU SHOULD CONSULT WITH YOUR OWN ACCOUNTING OR OTHER ADVISORS AS TO THE
ADEQUACY OF THE INFORMATION IN THIS FREE WRITING PROSPECTUS FOR YOUR PURPOSES.
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